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Exhibit 10.9

                      RAW MATERIAL REQUIREMENTS AGREEMENT



         THIS AGREEMENT (herein called "Agreement") made as of ____________________, 1997, between Arcilla Mining & Land Co., a corporation organized and existing under the laws of the state of Georgia and having an office at P.O. Box 1371, Milledgeville, Georgia 31061 ("Seller"), and CARBO Ceramics Inc., a corporation organized and existing under the laws of the state of Delaware and having an office at 600 East Las Colinas Boulevard, Suite 1520, Irving, Texas 75039 ("Purchaser").

                              W I T N E S S E T H:

         WHEREAS, Purchaser desires to purchase a supply of kaolin, a naturally occurring mineral more particularly described (and meeting the specifications set forth) in Exhibit A hereto (the "Product"), and,

         WHEREAS, Seller is able and desires to supply Purchaser with such Product,

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

1.       TERM

         The term of this Agreement shall be twenty (20) years commencing January 1, 1998, and ending December 31, 2017.


2.       SELLER'S RESPONSIBILITIES

         Seller shall be specifically responsible for the following (herein called the "Work"):

         A. Obtaining and maintaining a valid mining permit from the State of Georgia and any other governmental body which requires Seller to have a license or permit to mine and remove Product from the Subject Properties pursuant to this Agreement.

         B. Removing overburden from the Subject Properties in a manner so as to allow Purchaser unimpeded access to a minimum of 40,000 tons of Product at any given time.

         C. Maintaining roads to, from and across the Property in a manner suitable to mine and remove from the Property the Product described in this Contract.

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         D.      Reclaiming the Property in accordance with the permit(s)
                 Seller has obtained.

         E. Providing to Purchaser a site of location, size and character upon which to stockpile approximately 5,000 tons of the Product and Seller shall mine such stockpile of 5,000 tons of the Product at a cost to Purchaser of $1.35 per ton to be paid upon completion of the stockpile. Seller shall maintain such stockpile at all times during this Agreement.

         F. Seller shall mine sufficient quantities of the Product to fill orders made by Purchaser on an "as needed" basis.

         G. Seller shall deliver to the Purchaser's manufacturing plant (the "Plant") in Wilkinson County, Georgia the quantities of the Product ordered by Purchaser.

3.       QUANTITY

         A. During the term of this Agreement, Seller shall make available for sale to Purchaser and Purchaser shall have the right to purchase from Seller up to 2,500,000 tons of the Product. For the purposes of this agreement, a "ton" shall be defined as a weight of 2000 pounds of wet, crude Product. "Wet" shall be defined as any moisture content up to and including the maximum amount specified in Exhibit A hereto.

         B. In each year during the term of this Agreement, Purchaser shall be obligated to purchase from Seller, as a minimum, eighty percent (80%) of its actual annual requirements of the Product during such year for its operations in Wilkinson County, Georgia. In the event Seller fails to deliver Product in a timely manner which has been ordered by Purchaser and Purchaser purchases such Product from another source, Purchaser shall deduct the amount of such purchase from the minimum purchase requirements set out in the preceding sentence.

4.       PRICE

         A. The price for the Product purchased from Seller shall be $6.00 per ton (the "Base Price Per Ton") delivered to Purchaser's plant in Wilkinson County, Georgia.

         B. The Base Price Per Ton, as adjusted from time to time, shall be adjusted on May 1 of each year, beginning May 1, 1998, using the percentage change between the previous two calendar years' average monthly Producer Price Index ("PPI") for Kaolin and Ball Clay (Product Code 1455) as published by the U.S. Department of Labor, Bureau of Labor Statistics. (For an example of the calculation, see Appendix B.)


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         C.      Beginning May 1, 1998, in addition to the Base Price Per Ton, for each ton of Product mined and delivered to Purchaser, Purchaser shall pay to Seller or Seller shall credit to Purchaser a fuel cost adjustment (the "Fuel Cost Adjustment"). The Fuel Cost Adjustment shall be $1.20 multiplied by the sum of one plus the percentage change between 1997 and the year immediately preceding the calculation in the average monthly Producer Price Index ("PPI") for No. 2 Diesel Fuel (product code 2911-413) as published by the U.S. Department of Labor, Bureau of Labor Statistics, less $1.20. (For an example of the calculation, see Appendix B.)

         D. In addition to the Price Per Ton, Purchaser shall pay to Seller any royalty costs in excess of $1.40 per ton of Product mined and delivered to Purchaser, which are payable by Seller pursuant to the terms of written agreements with the landowners of the Subject Properties in effect on the date hereof.

5.       DELIVERY

         A. Purchaser shall advise Seller within 180 days prior to the start-up of its Wilkinson County, Georgia, plant of the tonnage of its projected 1998 and 1999 purchases, and shall thereafter advise Seller on or before October 1 of each year, beginning October 1, 1999, of the tonnage of the Product it projects to purchase during the next calendar year. Such projections should be estimates only and Purchaser shall not be committed to purchase such amounts. Purchaser shall use reasonable efforts to advise Seller promptly in the event of any change in its annual purchase projections for any year.

         B. Purchaser and Seller shall communicate regularly, and Seller shall ensure the availability of Product for sale hereunder on an "as needed" basis. Purchaser shall use its best efforts (to the extent feasible) to space evenly its actual purchases of the Product, and Seller shall be obligated to fill such orders.

         C. Risk of loss and title shall pass to Purchaser upon delivery to Purchaser's plant in Wilkinson County, Georgia.

6.       PAYMENT

         Invoices for Product sold and delivered hereunder shall be sent to Purchaser on a monthly basis. Payment for the Product sold and delivered hereunder shall be net thirty (30) days from date of invoice.

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7.       ASCERTAINMENT OF WEIGHT

         The weight of the Product delivered shall be determined by weighing on state-certified scales located at Purchaser's manufacturing facility in Wilkinson County, Georgia. Invoices shall include a copy of the weight- ticket covering the Product being invoiced.



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8.       WARRANTY

         Seller warrants that the kaolin material when delivered to Purchaser's facility will conform to all chemical and physical properties for the Product listed in Exhibit A hereto. Seller warrants that the Product delivered hereunder shall be free of contaminants and other foreign substances rendering the Product unsuitable for the economic use of Purchaser. In the event that kaolin material delivered to Purchaser does not conform to all chemical and physical properties listed in Exhibit A hereto, or is contaminated with foreign substances, all such non-conforming kaolin material shall be removed by Seller and there shall be no invoice issued by Seller for the non-conforming kaolin material.

9.       RESERVED ORE & SELLER'S REPRESENTATION OF TITLE AND INDUCEMENTS TO
         PURCHASER

         Seller hereby represents that it holds title to or the right to mine crude Product located on the real property listed herein (herein called the "Subject Properties" or "Property") which will be reserved by Seller for sale to Purchaser:

          Property                                          Tons of Product
          --------                                          ---------------

          (a)   Approximately 70 acres described            2,000,000+ tons
                on Exhibit B

          (b)   8 acres described                             500,000 tons
                on Exhibit C

          (c)   101.6 acres described on Exhibit D         Back Up Tonnage Only

         Seller covenants that it has a good and marketable title, in fee simple or leasehold estate, to the Subject Properties, that there are no liens, mortgages or encumbrances against the same and Seller warrants the title to all Product which Purchaser, its successors and assigns may remove or receive from the Subject Properties for processing and/or sale as against the lawful claims of all persons whomsoever. Seller shall provide to Purchaser evidence, such as a current title report or title insurance commitment, of (i) Seller's good and marketable title to the portions of the Subject Properties which Seller owns in fee simple and (ii) Seller's lessor's good and marketable title to the portions of the Subject Properties as to which Seller holds a leasehold estate. Also, Seller shall provide to Purchaser a copy of the lease agreement covering these portions of the Subject Properties as to which Seller holds a leasehold estate and letter signed by the lessor in the form of Exhibit E attached hereto. Seller further covenants that hereafter Seller will not create nor permit the existence of any liens or encumbrances against the minerals or surface which will in any way adversely affect the rights of Purchaser hereunder. Upon any default of Seller with respect to the covenants and warranties herein contained, it is agreed that the Purchaser shall have the privilege of paying-off, discharging and satisfying any such lien


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         or encumbrance and that the amount of any such payment or payments made by Purchaser for such purposes, together with interest thereon at the prime rate (as published in the Wall Street Journal on the date of default declaration) plus two (2) per cent per year, may be deducted by Purchaser from the payments herein provided to be paid to the Seller.

         Seller further warrants that (a) Seller has a good and lawful right, and full power to convey the Product on the Subject Properties and to authorize entry for the purposes(s) herein set forth, that the same are free from all encumbrances; (b) the Subject Properties connect to adjacent public roads and all present exits and entrances to the Subject Properties via adjacent public roads are without restriction;
         (c) Seller is not a party to any litigation affecting the Subject Properties, the Product thereon, or Seller's rights to sell the Product on said Subject Properties or any interest therein and the Seller knows of no litigation or threatened litigation affecting the said Product and/or the Subject Properties; (d) Seller has no knowledge or information of any facts or circumstances that would adversely affect the use of the Subject Properties for mining operations that are not set forth herein; and (e) that Seller has not committed, except as otherwise set forth herein, nor will Seller in the future commit, any act or acts which will encumber or cause a lien to be placed against said Product and/or the Subject Properties.

10.      INDEMNIFICATION

         To the fullest extent permitted by law, the Seller shall indemnify and hold harmless the Purchaser, and agents and employees of Purchaser from and against claims, damages, losses and expenses, including but not limited to attorneys' fees, arising out of or resulting from performance of the Work, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself) including loss of use resulting therefrom, but only to the extent caused in whole or in part by negligent acts or omissions or breach of this Agreement by the Seller or anyone directly or indirectly employed by Seller or anyone for whose acts Seller may be liable, regardless of whether or not such claim, damage, loss or expense is caused in part by the negligence of a party indemnified hereunder.

11.      INSURANCE

         The Seller shall purchase from and maintain in a company or companies lawfully authorized to do business in the jurisdiction in which the Subject Properties are located such insurance as will protect the Seller from claims set forth below which may arise out of or result from the Seller's operations under the Agreement and for which the Seller may be legally liable, whether such operations be by the Seller or by a subcontractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable:

         A. claims under workers' or workmen's compensation, disability benefits and other similar employee benefit acts which are applicable to the Work to be performed;


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         B.      claims for damages because of bodily injury, occupational
                 sickness or disease, or death of the Seller's employees;

         C. claims for damages because of bodily injury, sickness or disease, or death of any person other than the Seller's employees;

         D. claims for damages insured by usual personal injury liability coverage which are sustained (1) by a person as a result of an offense directly or indirectly related to employment of such person by the Seller, or (2) by another person;

         E. claims for damages because of injury to or destruction of tangible property, including loss of use resulting therefrom;

         F. claims for damages because of bodily injury, death of a person or property damage arising out of ownership, maintenance or use of a motor vehicle; and

         G. claims involving contractual liability insurance applicable to the Seller's obligations under Paragraph 10.

         The insurance required by this paragraph shall be written for not less than limits of liability specified herein or required by law, whichever coverage is greater. Coverages shall be written on an occurrence basis and shall be maintained without interruption from date of commencement of the Work until date of termination of this Agreement.

         Certificates of Insurance acceptable to the Purchaser shall be filed with the Purchaser prior to commencement of the Work. These Certificates and the insurance policies required by this Paragraph 11 shall contain a provision that coverages afforded under the policies will not be canceled or allowed to expire until at least 30 days' prior written notice has been given to the Purchaser. Seller shall provide evidence of continued insurance on the anniversary date of each policy of insurance.

         Seller shall maintain worker's compensation in at least the minimum amount stipulated under the Georgia worker's compensation statutes, including Employers Liability with a limit of at least:

       Statutory - Georgia Benefits

       Employer's Liability                $100,000 Each Accident
                                           $1,000,000 Disease - Policy Limit
                                           $1,000,000 Disease - Each Employee

         Seller shall maintain Commercial General Liability, written on an occurrence basis, including Seller's Liability; Independent Contractors Liability; Contractual Liability; Completed


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Operations and Products Liability; Personal Injury Coverage and broad form
Property Damage extended to apply to completed operations; and no property damage liability exclusions pertaining to loss by explosion, collapse or underground damage.

   Bodily Injury and Property Damage Liability:

          General Aggregate per Project                          $2,000,000

          Products Completed Operations Aggregate                $2,000,000

          Personal and Advertising Injury                        $1,000,000

          Each Occurrence                                        $1,000,000

   Products Completed Operations shall be maintained for a minimum period of one (1) year after final payment.

          Umbrella/Excess Liability:

          Annual Aggregate                                       $5,000,000

          Each Occurrence                                        $5,000,000

          Automobile Liability including non-ownership and hired car coverage as well as owned vehicles:

          Bodily Injury and Property Damage:

           Combined Single Limit                                 $1,000,000

         Contractor shall not commence Work at the Subject Properties under this Agreement until it has obtained all required insurance and until such insurance has been approved by the Purchaser. Approval of the insurance by the Purchaser shall not relieve or decrease the liability of the Seller hereunder. Certificates of Insurance shall be filed with the Seller prior to commencing Work.

         The required insurance shall be written by a Company licensed to do business in the state in which the Subject Properties are located, at the time the policy is issued. In addition, the Company shall be acceptable to the Owner. All liability insurance policies shall name Purchaser additional insured, IT BEING THE INTENT THAT SUCH POLICIES AFFORD SELLER AND PURCHASER COVERAGE AGAINST THEIR NEGLIGENCE ARISING OUT OF PERFORMANCE OF THE WORK, and shall provide that coverage of Purchaser thereunder is primary in the event of overlapping coverage which may be carried by Purchaser.


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         The Seller shall not cause any insurance to be canceled nor permit any insurance to lapse. All insurance policies shall include a clause to the effect that the policy shall not be canceled or reduced, restricted or limited until thirty (30) days after the Purchaser has received written notice. Certificates of insurance shall contain transcripts from the proper office of the insurer, evidencing in particular those insured, the extent of insurance, the location and operations in which the insurance applies, the expiration date and the above mentioned notice of cancellation clause. An acceptable Certificate of Insurance Form shall be insurance industry standard ACORD Form 27.


12.      FORCE MAJEURE

         A. The term "Force Majeure" as used herein shall mean acts of God, natural calamities, acts of the public enemy, blockades, insurrections, strikes, slowdowns, riots, wars, disorders, civil disturbances, fires, explosions, storms, floods, landslides, washouts, labor or material shortages, boycotts, breakdowns or damage to plants, equipment or facilities, interruptions to transport, embargoes, acts of military authorities, acts of local or federal governmental agencies or regulatory bodies, court actions, arrests and constraints and, without limitation by enumeration, any other cause or causes not reasonably within the control and without the fault or negligence of the party affected which wholly or partly prevents the mining, processing, loading or transportation of Product by Seller or the receiving, transporting, accepting or using of the Product by Purchaser.

         B. If because of Force Majeure, either party hereto is unable to carry out its obligations under this Agreement and if such party shall promptly give to the other written notice of such Force Majeure, including a complete description thereof, then the obligation of the party giving such notice shall be suspended to the extent made necessary by Force Majeure and during its continuance; provided, however, that the party giving such notice shall use its best efforts to eliminate such Force Majeure insofar as possible with a minimum of delay. No event of Force Majeure shall relieve Purchaser of its obligation to make payments due for Product delivered by Seller under this Agreement.


13.      EVENTS OF DEFAULT

         In the absence of the existence of force majeure as defined in paragraph 12, if any of the following events ("Events of Default") shall occur and be continuing:

         A. Any amount due hereunder, unless being disputed in good faith, shall remain unpaid for thirty (30) days after becoming due, and the party adversely affected shall have delivered a notice to the party owing such amount stating the amount due and unpaid, and the party owing (and not disputing same in good faith) shall not have paid such amount within thirty (30) days after the delivery of such notice; or


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         B.      Seller shall fail or refuse to provide to Purchaser the amount of Product as specified from time to time hereunder by Purchaser at the time requested by Purchaser; or

         C. Any deliveries of kaolin materials to Purchaser hereunder shall fail to meet the quality specifications provided in Exhibit A; or

         D. Any other covenant, obligation or agreement by either party hereunder shall not be performed or observed within twenty
                 (20) days after written notice of the nonperformance thereof shall have been delivered to the nonperforming party by the other party; or

         E.      Either party shall:

                 (1) Fail to pay any judgment in an amount which would materially affect the net worth of such party within sixty (60) days after issuance of a writ of execution upon such final judgment;

                 (2) Apply for or consent to the appointment of a receiver, trustee or liquidator of such party or of all or a substantial part of its assets;

                 (3) Make a general assignment for the benefit of its creditors;

                 (4) Be adjudicated bankrupt or insolvent, or file a voluntary petition in bankruptcy;

                 (5) File a petition or an answer seeking reorganization under any insolvency law; or

                 (6) File an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or

         F. An order, judgment or decree shall be entered by any court of competent jurisdiction approving a petition seeking reorganization of such party or appointing a receiver, trustee or liquidator of a party or of all or a substantial part of its assets and such order, judgment or decree shall continue unstayed and in effect for a period of thirty (30) consecutive days;

         G. Any of the representations or warranties made by a party herein shall be or become untrue in any material respect; or

         H. Seller shall be in default under any lease of any portion of the Subject Properties after expiration of any cure periods permitted by the lease.

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then the party adversely affected by such Event of Default shall, in addition to other remedies available to such party at law or in equity, have any one (1) or more of the following remedies:

                 (1) The party adversely affected by such Event of Default may by written notice delivered to the other party decline to perform under this Agreement until such Event of Default shall have been cured or shall no longer exist, without relieving the defaulting party of any of its obligations hereunder;

                 (2) The party adversely affected by such Event of Default may, effective upon twenty (20) days' written notice to such effect delivered to the other party, terminate this Agreement without relieving the other party from any liability which shall have accrued or attached on or prior to the effective date of such termination; and/or

                 (3) If Seller is in default for failure to deliver Product at the time requested or for delivering kaolin materials failing to meet quality specifications, Purchaser may recover all damages caused by such failure or Purchaser may purchase such quantities of Product from another source and Seller shall reimburse Purchaser within twenty (20) days from invoice for any additional cost incurred by Purchaser above the Price Per Ton provided herein and for any costs incidental to obtaining such other supply. Termination of this Contract for any of the causes herein contained shall be without prejudice to any other right or remedy provided by this Contract or at law or in equity. Failure of either Purchaser or Seller immediately to exercise its rights in any Event of Default will not constitute waiver of the injured party's rights. Both parties agree to use their best efforts to minimize the amount of damages that may be incurred as the result of an Event of Default.

14.      NOTICE

         All notices under this Contract required or permitted to be given by Purchaser to Seller and all payments to be made by Purchaser to Seller hereunder shall be delivered personally to Seller or sent to Seller at Seller's address: Arcilla Mining & Land Co., P.O. Box 1371, Milledgeville, Georgia 31061, or at such other address as Seller may hereafter furnish (by "Notice" as hereinafter described) to Purchaser.

         All notices herein required or permitted to be given by Seller to Purchaser shall be sent by registered or certified United States mail, return receipt requested, addressed to Purchaser at CARBO Ceramics Inc., Attn. Paul G. Vitek, 600 East Las Colinas Boulevard, Suite 1520, Irving, TX 75039, or at such other address as Purchaser may hereafter furnish (by "Notice" as hereinafter described) to Seller.


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15.      ENTIRE AGREEMENT

         This written instrument contains the entire agreement between the parties hereto concerning the subject matter hereof, and there are no other understandings or agreements between said parties or either of them in respect hereto. No change, addition to or waiver of the terms and provision hereof shall be binding upon either party unless approved in writing by an authorized representative of such party, and no modifications shall be effected by the acknowledgment or acceptance of forms containing other or different terms and conditions. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

16.      ASSIGNMENT

         This Agreement shall be binding on the legal successors of the parties hereto, but shall not otherwise be assignable by either party without the written consent of the other.

17.      INDEPENDENT CONTRACTOR

         Seller shall be considered an independent contractor and shall not be considered a partner, employee, agent or servant of Purchaser.

18.      APPLICABLE LAW

         This Agreement and the language used herein shall be construed and enforced in accordance with the laws of the State of Georgia.


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19.      MEMORANDUM OF THIS AGREEMENT

         Seller and Purchaser agree to execute and record in the real property records of the county where the Subject Properties are located a memorandum of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                           ARCILLA MINING & LAND CO.



                                           By
                                              --------------------------------
                                           Name:
                                                ------------------------------
                                           Title:
                                                 -----------------------------


                                           CARBO CERAMICS INC.



                                           By
                                              ---------------------------------
                                           Name:
                                               --------------------------------
                                           Title:
                                                -------------------------------


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